Exhibit 4.11

DESCRIPTION OF THE 8.30% SENIOR NOTES DUE 2022 OF STAR BULK CARRIERS CORP.

The following description of the 8.30% Senior Notes due 2022 issued by Star Bulk Carriers Corp. (the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of November 6, 2014 (the “Base Indenture”), between Star Bulk Carriers Corp. (“we” or the “Company”), and U.S. Bank, National Association, as trustee (the “Trustee”), as supplemented by the second supplemental indenture, dated as of November 9, 2017 (the Base Indenture as supplemented by the second supplemental indenture, the “Indenture”), which is incorporated by reference as exhibits to the Annual Report on Form 20-F of which this Exhibit 4.11 is a part.

We encourage you to read the above referenced Indenture for additional information.

General

The following is a description of certain of the specific terms and conditions of the Indenture.

The Notes were initially limited to $50,000,000 in aggregate principal amount. The Indenture does not limit the amount of debt securities that we may issue under the Indenture and provides that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms (“Additional Notes”), together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any Additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number than the Notes. No Additional Notes may be issued if an Event of Default (as defined herein) has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no Default (as defined herein) or Event of Default hereunder would result therefrom, nothing contained herein shall prohibit the Company from entering into commercial loans or bank debt, whether secured or unsecured, including without limitation, such debt that may be syndicated.

Other than as described under “-Certain Covenants,” the Indenture and the terms of the Notes do not contain any covenants restricting the operation of our business or our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes. The Notes are also subject to the events of default described under “-Events of Default,” including the cross acceleration and payment default provisions described in that section.

The Notes mature on November 15, 2022 and bear interest at an annual rate of 8.30% per year.

Interest on the Notes accrued from and including November 9, 2017, or, has already been paid, from and including the last interest payment date in respect of which interest had been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. We make interest payments on the Notes quarterly on February 15, May 15, August 15 and November 15 of each year to holders of record at the close of business on the February 1, May 1, August 1 or November 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the Notes are computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, the related payment of interest or principal, as the case may be, will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such interest payment date or the maturity date of the Notes, as the case may be, to such next business day.

The Notes are not be entitled to the benefit of any sinking fund.

The Notes are issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes are represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described under “Book-entry System; Delivery and Form,” the Notes are not be issuable in certificated form.

Ranking

The Notes are our unsubordinated unsecured obligations and rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness. The Notes rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness.

The Notes are obligations solely of the Company and are not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes are effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries.

Listing

The Notes are listed on the Nasdaq Global Select Market under the symbol “SBLKZ.”

Optional Redemption

The Notes are redeemable at our option, in whole or in part, at any time upon providing not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but not including, the date fixed for redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Additionally, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices, in tender or exchange offers or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable redemption date is irrevocably deposited with the Trustee or paying agent on or before the applicable redemption date, then on and after such redemption date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Selection for Redemption

If fewer than all of the Notes are to be redeemed at any time, the registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of DTC, or if DTC prescribes no method of selection, on a pro rata basis, by lot or by any other method the registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

Notices of redemption shall be provided at least 30 days but not more than 60 days before the applicable redemption date to each holder of Notes to be redeemed, which notice shall be provided by first-class mail to each holder of Notes to be redeemed at such holder’s address appearing in the register of Notes maintained by the registrar (or otherwise delivered in accordance with applicable DTC procedures). We will, at least 2 business days prior to the publication or sending of any notice of redemption of any Notes as described under this heading, furnish to the Trustee and the registrar written notice of redemption.

A notice of redemption will identify the Notes to be redeemed and will state the provision of the Indenture pursuant to which the Notes are being redeemed; the redemption date; the redemption price, including the portion thereof constituting accrued and unpaid interest; the amount of Additional Amounts (as defined below), if any, payable on the date fixed for redemption; the name and address of the paying agent; that Notes called for redemption must be surrendered to the paying agent to collect the redemption price; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the redemption date; if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; if less than all of the Notes are to be redeemed, the aggregate principal amount of Notes to be outstanding after such redemption; and that the Notes called for redemption will become due on the date fixed for redemption.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)
any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction, including any such connection arising as a result of such holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a domiciliary, citizen, resident or national thereof, (ii) being or having been engaged in a trade or business therein, (iii) having or having had its principal office located therein, (iv) maintaining a permanent establishment therein, (v) being or having been physically present therein, or (vi) otherwise having or having had some connection with the Specified Tax Jurisdiction (other than, in each case, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;
(4)
any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company (but only if such holder or beneficial owner can do so without undue hardship) any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 30 days of a written request therefor by the Company;

(5)
any Taxes that would not have been so imposed but for the holder having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)
any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is (i) a fiduciary, a partnership, a limited liability company or other fiscally transparent entity, or (ii) a person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a partner or a member of such partnership, limited liability company or other fiscally transparent entity or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, partner, member or beneficial owner been the direct holder of such note;

(7)	any Taxes imposed under FATCA (as defined below); or
(8)	any combination of items (1) through (8) above.

For purposes of this section, FATCA shall mean Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any U.S. Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than five calendar days prior to the date of payment) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount so payable. The officers’ certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference is deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court, issue, registration or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 15 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption and any Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:
(1)
a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or

(2)
any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least two business days before the Company provides notice of redemption of the Notes as described above under “Notice of Redemption,” the Company will deliver to the Trustee and paying agent (a) an officers’ certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the officers’ certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “-Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. The Company shall not permit Net Borrowings (calculated on a Pro Forma basis) to equal or exceed 70% of Total Assets (calculated on a Pro Forma basis). For so long as any Subject Vessel Financing Facility remains outstanding, this covenant shall be deemed not to have been breached unless at least one financial covenant under all of the then-outstanding Subject Vessel Financing Facilities has also been breached at such time, without giving effect to any amendments or waivers to such Subject Vessel Financing Facilities after the Issue Date (the “Financial Covenant Breach Condition”).

(b) Limitation on Minimum Tangible Net Worth. The Company shall ensure that Tangible Net Worth, calculated on a Pro Forma basis) exceeds five hundred million dollars (US$500,000,000). For so long as any Subject Vessel Financing Facility remains outstanding, this covenant shall be deemed not to have been breached at any time unless the Financial Covenant Breach Condition has been fulfilled.

(c) Reports. Following any Cross Default (as defined below), the Company shall promptly notify the Trustee of the occurrence of such Cross Default.

(d) Restricted Payments. If (i) an Event of Default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default (a “Default”) has occurred and is continuing, (ii) an Event of Default or a Default would result therefrom, (iii) the Company is not in compliance with the covenant described under “-Limitation on Borrowings” or “-Limitation on Minimum Tangible Net Worth” in “Certain Covenants” hereof, or (iv) any payment of dividends or any form of distribution or return of capital by the Company or a Subsidiary would result in the Company not being in compliance with the covenant described under “-Limitation on Borrowings” or “-Limitation on Minimum Tangible Net Worth” in “Certain Covenants” hereof, then neither the Company nor any Subsidiary shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by persons other than the Company (other than the Company or a Wholly-Owned Subsidiary of the Company), or repay any loans that are subordinated in right of payment to the Notes to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

(e) Line of Business. The Company will not, and will not permit any of its Subsidiaries (other than an Immaterial Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries, taken as a whole, it being understood that the Company and its Subsidiaries shall be deemed to be in compliance with the foregoing covenant if the Company or any of its Subsidiaries acquire another Person that is primarily engaged in Permitted Businesses or acquire business operations that primarily consist of Permitted Businesses and continue to operate such acquired Person’s operations or such acquired business operations, as the case may be.

(f) Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s or such Subsidiary’s, assets (including capital stock and warrants, options or other rights to acquire capital stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company or a Subsidiary receives, consideration at the time of such Asset Sale at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Subsidiary shall apply all such Net Proceeds to:
(1)
repay or prepay indebtedness under any Credit Facility or other Vessel financing secured by a lien on assets of the Company or any Subsidiary (including, without limitation, any bareboat charter or similar arrangement);

(2)
acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a Subsidiary of the Company and will be subject to all restrictions described in this “Description of Notes” as applying to Subsidiaries of the Company existing on the date of this prospectus;

(3)
make a capital expenditure (including, without limitation, making any payments with respect to dry docking of Vessels or under newbuilding contracts, bareboat charters, charters-in or other Vessel acquisition agreements);

(4)	acquire other assets that are not classified as current assets under US GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);
(5)	repay unsecured senior indebtedness of the Company or any Subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and
(6)	any combination of the transactions permitted by the foregoing clauses (1) through (5),

provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any person or persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under the captions “-Change of Control Permits Holders to Require us to Purchase Notes” and “-Consolidation, Merger and Sale of Assets” and not by the provisions of this “-Limitation on Asset Sales.”

A (1) binding contract to apply Net Proceeds in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale (as defined below) occurs at any time, the Company must, within 30 days after receipt of Net Proceeds of such Limited Permitted Asset Sale, make an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date (as defined below), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $25.00 principal amount will be purchased. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of the Company’s Limited Permitted Asset Sale notice as described below. Any Notes purchased by the Company will be paid for in cash. See “-Offer to Purchase.”

The determination as to whether Fair Market Value has been received in an Asset Sale and whether an Asset Sale constitutes a Permitted Asset Sale or Limited Permitted Asset Sale shall be made as of the time the agreement for such Asset Sale is entered into.

(h) Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that, in the course of the performance by the signing Officers of their duties as Officers, they would normally have knowledge of any default by the Company in the performance of any of its obligations in the Indenture, and a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in Default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto). The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any Event of Default described under “-Events of Default” and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

The Company shall provide written notice to the Trustee in the form of an Officers’ Certificate, within 5 business days after the fulfillment of the Financial Covenant Breach Condition.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means the Company’s cash and cash equivalents, excluding any cash that is classified as current or non-current restricted cash as determined in accordance with US GAAP.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, any debt or commercial paper facilities or debt securities with banks or other lenders providing for revolving loans, term loans, letters of credit or other borrowings or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with US GAAP.

“Cross Default” means the occurrence, with respect to any debt of the Company or any Subsidiary (other than debt owed to the Company or any Subsidiary) having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a principal financial officer or principal accounting officer of the Company; provided that such determination shall be made by the Board of Directors of the Company (or committee thereof to which the Board of Directors has delegated its authority) in the case of any asset or property whose Fair Market Value is in excess of $25.0 million.

“Immaterial Subsidiary” means any Subsidiary the net book value of whose assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company and its Subsidiaries as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company and its Subsidiaries or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company and its Subsidiaries, in each case as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year.

“Limited Permitted Asset Sale” means any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses (1) through (6) in accordance with the requirements set forth in “-Limitation on Asset Sales” and (ii) that results in Net Proceeds in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale, provided that the Net Proceeds of such Limited Permitted Asset Sale (taken together with the value of any non-cash consideration) represent consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted.

“Net Borrowings” means the aggregate of the following, without duplication, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available:

(a) Total Borrowings; less

(b) Cash and Cash Equivalents.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of the cancellation or assumption by the purchaser of indebtedness or other obligations in relation to such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets or property established in accordance with US GAAP and any reserve in accordance with US GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Permitted Asset Sale” means:

(1) any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) the aggregate market value of all assets subject to such Asset Sales described in this clause (1) during any fiscal year may be up to (and including) 25% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (B) the Company receives, or a Subsidiary receives, consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale;

(2) (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the Board of Directors of the Company, provided that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph during any fiscal year may not exceed 10% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year; and

(3) (a) a transfer of assets or issuances of equity or other securities among the Company and any of its Wholly-Owned Subsidiaries; (b) any transaction consummated in compliance with “Change of Control Permits Holders to Require us to Purchase Notes” and “Consolidation, Merger and Sales of Assets”; (c) the sale or abandonment of property or equipment (other than Vessels) that has become worn out, obsolete, damaged, unusable, otherwise unsuitable or no longer economically practicable for use in connection with the business of the Company or the relevant Subsidiary, as the case may be; (d) any Restricted Payment made in compliance with “Certain Covenants-Restricted Payments”; (e) investments made by the Company or any Subsidiary; (f) any casualty loss, taking under power of eminent domain or by condemnation or similar proceeding of any property or assets of the Company or any Subsidiary (other than Vessels); (g) the leasing, occupancy agreements or subleasing of property or licensing or sublicensing of intellectual property in the ordinary course of business or in accordance with industry practice; (h) the grant of liens on assets or property of the Company or any Subsidiary; (i) or any realization on liens on or any transfer in lieu of foreclosure of assets or property of the Company or any Subsidiary, in each case, that does not otherwise constitute an Event of Default (provided that, in the case of any realization of a lien on a Vessel or the transfer in lieu of foreclosure of a Vessel, any Net Proceeds from such realization or transfer shall be applied as provided in the first paragraph of “Certain Covenants-Limitation on Asset Sales”); (j) chartering of Vessels and licenses of intellectual property; (k) the transfer of property or assets in the form of a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (l) the entering into or unwinding of obligations under any hedging agreement; (m) the sale or disposition of any assets or property received as a result of a foreclosure or other similar proceeding or in connection with a transfer in lieu of a foreclosure by the Company or any of its Subsidiaries; (n) a disposition of leasehold improvements or leased assets in connection with the termination of any lease; (o) the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; (p) any disposition of inventory or other assets in the ordinary course of business, (q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business; and (r) the disposition of cash, cash equivalents and marketable securities.

“Permitted Business” means (i) any business engaged in by the Company or any of its Subsidiaries on the issue date of the Notes, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses described in clause (i) of this definition and (iii) any business in the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Person, ” except as used in the definition of “Change of Control,” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Pro Forma” means with respect to any calculation of Net Borrowings, Minimum Tangible Net Worth or Total Assets (each, a “Calculation”) on any date of determination made with respect to the end of any fiscal quarter (each, a “Fiscal Quarter-End”), a calculation of such relevant measure made in good faith by a principal financial or principal accounting officer of the Company, provided that, without duplication:
(1)	if the Company or any Subsidiary:
(a)
has incurred any indebtedness since the Fiscal Quarter-End that remains outstanding on such date of determination, or if the transaction giving rise to the need to make such Calculation includes the incurrence of indebtedness, such Calculation shall give effect on a pro forma basis to such indebtedness as if such indebtedness had been incurred on such Fiscal Quarter-End and the discharge of any other indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new indebtedness as if such discharge had occurred on such Fiscal Quarter-End; or

(b)
has made a repayment, repurchase, redemption, retirement, defeaseance or other discharge (a “Discharge”) of any indebtedness since the Fiscal Quarter-End that is no longer outstanding on such date of determination or if the transaction giving rise to the need to make such Calculation includes a Discharge of indebtedness (in each case, other than indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and the related commitment terminated and not replaced), such Calculation shall give effect on a pro forma basis to such Discharge of such indebtedness, including with the proceeds of new indebtedness, as if such Discharge had occurred on such Fiscal Quarter-End;

(2)
if, since the Fiscal Quarter-End, the Company or any Subsidiary will have made any equity offering or Asset Sale or disposed of or discontinued (as defined under US GAAP) any company, division, operating unit, segment, business, group of related assets or line of business (by merger or otherwise) or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made giving pro forma effect to such equity offering, Asset Sale, disposition or discontinuation (including any related incurrence, assumption or Discharge of indebtedness) as if such equity offering, Asset Sale, disposition or discontinuation (and any such related incurrence, assumption or Discharge of indebtedness) had occurred on such Fiscal Quarter-End; and

(3)
if, since the Fiscal Quarter-End, the Company or any Subsidiary (by merger or otherwise) will have made an acquisition of or investment in non-current assets or any company, division, operating unit, segment, business, group of related assets or line of business or any recapitalization, or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made giving pro forma effect to such acquisition (including any related incurrence, assumption or Discharge of indebtedness) as if such investment or acquisition (and any related incurrence, assumption or Discharge of indebtedness) occurred on such Fiscal Quarter-End; and

(4)
if, since the Fiscal Quarter-End, any transaction occurs in which either (i) any Person that is not a Subsidiary of the Company becomes a Subsidiary of the Company or (ii) any Subsidiary of the Company is no longer a Subsidiary of the Company, or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made, giving pro forma effect to such transaction (including any related incurrence, assumption or Discharge of indebtedness) as if such transaction (and any related incurrence, assumption or Discharge of indebtedness) had occurred on such Fiscal Quarter-End.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the capital stock of any Subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, dry docking, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Subject Vessel Financing Facilities” means each vessel financing credit facility of the Company or its Subsidiaries existing as of the Issue Date, except (i) Facility Agreement, dated June 23, 2017, by and between the Borrowers party thereto, the Guarantor party thereto and ABN AMRO BANK N.V., as arranger, agent, security trustee and as swap bank and (ii) Secured Loan Agreement, dated June 6, 2016, by and between the Borrowers party thereto, the Guarantor party thereto and HSBC Bank plc, as Lender.

“Subsidiary ” means with respect to any Person, any other Person the majority of whose Voting Stock is owned by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. Where the term “Subsidiary” is used, unless the context otherwise requires, such term shall mean a Subsidiary of the Company.

“Tangible Net Worth” means the consolidated total shareholders’ equity (including retained earnings) of the Company and its consolidated Subsidiaries, minus goodwill and other intangible items (other than favorable charter agreements recorded in connection with purchase accounting under US GAAP and, for the avoidance of doubt, vessel acquisition or construction agreements), as of the most recently completed fiscal quarter for which published financial statements of the Company are available.

“Total Assets” means, in respect of the Company, all of the assets of the Company and its Subsidiaries, on a consolidated basis, of the types presented on its consolidated balance sheet, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available.

“Total Borrowings” means the aggregate of the following, without duplication of the Company and its Subsidiaries on a consolidated basis:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under US GAAP, and, for purposes of the Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with US GAAP; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under US GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Star Bulk Carriers Corp. to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company and its Subsidiaries on a consolidated basis in accordance with US GAAP;

in each case, (i) only to the extent any of the foregoing is reflected as a liability on the face of the consolidated balance sheet of the Company and its Subsidiaries and (ii) calculated as of the end of the most recently completed fiscal quarter of the Company for which its published financial statements are available. Notwithstanding the foregoing, “Total Borrowings” shall not include (i) any indebtedness or obligations arising from derivative transactions entered into not for speculative purposes and for purposes of managing or protecting against interest rate, commodity or currency fluctuations or (ii) any preferred stock.

“US GAAP” means generally accepted accounting principles in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issue date of the Notes.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company and its Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified Person as of any date means the capital stock or other equity interests of such Person that is at the time entitled to vote in the election of the board of directors (or other similar governing body) of such Person.

“Wholly-Owned Subsidiary” means, with respect to a Person, a Subsidiary of such Person all of whose outstanding capital stock or other equity interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more direct or indirect Wholly-Owned Subsidiaries of such Person. Where the term “Wholly-Owned Subsidiary” is used, unless the context otherwise requires, such term shall mean a Wholly-Owned Subsidiary of the Company.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with US GAAP in effect as of the date of issuance of the Notes. To the extent any line item referred in this Certain Covenants section is not presented by the Company in its financial statements, the Company shall use the line item that is, in its good-faith judgment, is the most comparable line item that is presented by the Company.

Change of Control Permits Holders to Require Us to Purchase Notes

If a Change of Control (as defined below) occurs at any time, holders of Notes will have the right, at their option, to require us to purchase for cash any or all of such holder’s Notes, or any portion of the principal amount thereof, that is equal to $25 or multiples of $25. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to (but not including) the Change of Control Purchase Date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. See “-Offer to Purchase.”

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if
(1)
any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)
the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by a Permitted Holder or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or
(4)
if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, the Notes fail, or at any point cease, to be listed on the Nasdaq Global Select Market or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

Notwithstanding the foregoing, for the purposes of clauses (1) and (2) above, (A) any holding company whose only significant asset is Equity Interests of the Company or any direct or indirect parent of the Company shall not itself be considered a “Person” for purposes of this definition; (B) the transfer of assets between or among the Wholly-Owned Subsidiaries or the Company shall not itself constitute a Change of Control; (C) a “Person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (D) a transaction in which the Company becomes a Subsidiary of another Person that is not a natural person (a “New Parent”) shall not be a Change of Control if no Person is the “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such New Parent.

“Continuing Director” means a director who either was a member of the Company’s Board of Directors on the issue date of the Notes or who becomes a member of the Company’s Board of Directors subsequent to that date and whose election, appointment or nomination for election by the Company’s shareholders is duly approved by a majority of the continuing directors on the Company’s Board of Directors at the time of such approval by such election or appointment.

“Permitted Holder” means (i) Oaktree Capital Management, L.P., Oaktree Capital Group LLC, Oaktree Capital Group Holdings GP, LLC, Oaktree Value Opportunities Fund, L.P., Oaktree Opportunities Fund IX Delaware, L.P., Oaktree Opportunities Fund IX (Parallel 2), L.P. and Oaktree Dry Bulk Holdings LLC (collectively, “Oaktree”), and each their respective partners, affiliates and all investment funds directly or indirectly managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies of investment funds managed by Oaktree, (ii) Millenia Holdings LLC, Petros Pappas, Milena-Maria Pappas, Alekos Pappas any immediate family member of Petros Pappas, Milena-Maria Pappas or Alekos Pappas (collectively, “Pappas”), and each their respective controlled affiliates and all investment vehicles directly or indirectly managed by any of the foregoing, (iii) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which an offer to repurchase has been made and all notes that were tendered therein have been accepted and paid, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Company held directly or indirectly by such group and (v) any members of a group described in clause (iv) for so long as such Person is a member of such group. “immediate family members” shall refer to a Person’s spouse, parents, children and siblings.

Offer to Purchase

On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, the Company will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control or the Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things:
•	the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be;
•	the date of the Change of Control or Limited Permitted Asset Sale, as the case may be;
•	the last date on which a holder may exercise the repurchase right;
•	the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable;
•	the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be;
•	the name and address of the paying agent; and
•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time to achieve a broad dissemination of such notice (including, without limitation, a report on Form 6-K or current report on Form 8-K).

To exercise the Change of Control purchase right or Limited Permitted Asset Sale purchase right, a holder of Notes must deliver, on or before the third business day (or as otherwise provided in the notice provided for above) immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form titled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Such purchase notice must:
•	if certificated, state the certificate numbers of the Notes to be delivered for purchase;
•	if not certificated, comply with requisite DTC procedures;
•	state the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and
•	state that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

The holder of such Notes may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable. The notice of withdrawal shall:
•	state the principal amount of the withdrawn Notes;
•	if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;
•	if not certificated, comply with requisite DTC procedures; and

•	state the principal amount, if any, which remains subject to the purchase notice.

The Company will be required to purchase the Notes on the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be. The holder of such Notes will receive payment of the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, on the later of the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, and the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:
•
the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder of such Notes will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable).

In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

No Notes may be purchased at the option of holders thereof upon a Change of Control or a Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Change of Control purchase rights of the holders of Notes could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “Change of Control” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders of Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer or lease all or substantially all of the Company’s properties and assets (whether in a single transaction or a series of related transactions) to any person or persons, unless:
•
the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the Board of Directors of the Company, to institutional lenders in the shipping industries;

•
expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing; and
•
the Company shall have delivered to the Trustee, prior to the consummation of the proposed transaction, an officer’s certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

The foregoing covenant shall not apply to any transfer of assets among the Company and its Wholly-Owned Subsidiaries.

Events of Default

The Notes are subject to the following events of default (each, an “Event of Default”):
(1)	failure to pay principal of or any premium when due;
(2)	failure to pay any interest when due, continued for 30 days;
(3)	failure to perform or comply with the provisions of the Indenture described in “Consolidation, Merger and Sale of Assets”;
(4)
failure to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenant set forth under the caption “-Change of Control Permits Holders to Require us to Purchase Notes” or “-Limitation on Asset Sales,” respectively;

(5)
failure to perform any of the Company’s other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)
any debt (excluding debt owed to the Company or any Subsidiary) for borrowed money of the Company or any Subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons (i) is subject to an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(7)
any final non-appealable judgment or decree for the payment of money in excess of $25.0 million (net of amounts covered by insurance) is entered against the Company and remains outstanding for a period of 90 consecutive days following entry of such final non-appealable judgment or decree and is not discharged, waived or stayed; and

(8)	the initiation of certain events of bankruptcy, insolvency or reorganization affecting the Company or any significant Subsidiary.

If an Event of Default, other than an Event of Default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, to be due and payable immediately. If an Event of Default described in clause (8) above occurs, the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, will automatically become immediately due and payable.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium.

Notwithstanding the foregoing, if the Company so elects, the sole remedy under the Indenture for an Event of Default relating to the failure to comply with the Company’s reporting obligations to the Trustee and the SEC, as described under “-Reports” below, will, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such Event of Default first occurs and on which such Event of Default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such Event of Default first occurs and on which such Event of Default is continuing. In the event the Company does not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such Event of Default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue, and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph do not affect the rights of holders of Notes in the event of the occurrence of any other Events of Default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, the Company must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the second business day prior to the date on which such Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee is not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it, in its sole discretion, against any loss, liability or expense. Subject to the Indenture and applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee is required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder of Notes has any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture (except actions for payment of overdue principal and interest), unless:
•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;
•
the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it, in its sole discretion, against the costs, expenses and liabilities to be incurred in compliance with such request;
•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceedings; and
•
no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

However, notwithstanding any other provision in the Indenture, the holder of any Note has the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Note on the stated maturity date (or, in the case of redemption, on the applicable redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any Default or Event of Default unless:
•	we fail to pay the principal of or any interest on any Note when due;
•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 30 days after the Trustee receives written notice of a Default, the Trustee shall transmit by mail to all holders of Notes, notice of such Default hereunder, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders of Notes.

Each holder of Notes has the right to receive payment or delivery, as the case may be, of:
•	the principal (including the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, if applicable) of;
•	accrued and unpaid interest, if any, on; and
•	Additional Amounts, if any, on

such holder’s Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

The Company and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive the Company’s compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:
•
change the stated maturity of the principal of or any interest on the Notes (other than modifications to the provisions described above under “-Change of Control Permits Holders to Require us to Purchase Notes” or “-Limitation on Asset Sales”);

•	reduce the principal amount of or interest on the Notes;
•	reduce the interest rate applicable to the Notes;
•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;
•
impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•	subordinate the Notes in right of payment;
•	reduce the Company’s obligation to pay Additional Amounts on any Note;
•
waive a Default or Event of Default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment Default that resulted from such acceleration);

•
waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes (other than modifications to the provisions described above under “-Change of Control Permits Holders to Require us to Purchase Notes” or “-Limitation on Asset Sales”); or

•
modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

The Company and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:
•	cure any ambiguity, omission, defect or inconsistency;
•
conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of such text in the Indenture or the Notes, as evidenced by an officer’s certificate to that effect;

•	provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;
•	add guarantors or obligors with respect to the Indenture or the Notes;
•
make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders of Notes to transfer Notes;

•	provide for the assumption by a successor Person of the Company’s obligations under the Notes and the Indenture in accordance with the provisions of the Indenture;
•	secure the Notes;
•	add to the covenants or rights for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company or any of its Subsidiaries;
•	comply with the rules of any applicable securities depository;
•	provide for uncertificated Notes in addition to or in place of certificated Notes;
•	comply with the requirements of the TIA and any rules promulgated under the TIA; or
•	make any change that does not adversely affect the rights of any holder of Notes in any material respect.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all the holders of the Notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Company may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year (including as a result of redemption at the option of the Company), cash sufficient to pay and discharge the entire indebtedness of all outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Defeasance

The Company may terminate at any time all of its obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company may also terminate at any time its obligations with respect to the Notes under the covenants described under “-Change of Control Permits Holders to Require us to Purchase Notes,” “-Certain Covenants” and “-Reports,” the operation of certain Events of Default, which we refer to as “covenant defeasance.” The Company may exercise the legal defeasance option notwithstanding its prior exercise of the covenant defeasance option.

If the Company exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), clause (5) (with respect to the covenants described under “-Certain Covenants” or “-Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:
(1)
the Company irrevocably deposits in trust with the Trustee cash or U.S. Government obligations or a combination thereof sufficient, in the opinion of a firm of certified public accountants or a nationally-recognized valuation firm reasonably acceptable to the Trustee, for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)
such legal defeasance or covenant defeasance does not constitute a Default under the Indenture or any other material agreement or instrument binding the Company (except for agreements relating to indebtedness being retired simultaneously or in connection with such legal defeasance or covenant defeasance),

(3)
no Default or Event of Default has occurred and is continuing on the date of such deposit and, with respect to covenant defeasance only (other than, if applicable, a Default or Event of Default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, the Company delivers to the Trustee an opinion of counsel stating that:
(a)	it has received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or
(b)
since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)
in the case of the covenant defeasance option, the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(6)
the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Transfer and Exchange

We maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:
•	vary or terminate the appointment of the security registrar or paying agent; or
•	approve any change in the office through which any security registrar acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee are payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments are made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

Initially, the Trustee was designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders of such Notes for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, the Company will (i) file with or furnish to the SEC within the time periods prescribed by its rules and regulations and applicable to the Company and (ii) furnish to the Trustee within 15 days after the date on which the Company would be required to file the same with or furnish the same to the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information required to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. The Company shall not be required to file or furnish any report or other information with the SEC if the SEC does not permit such filing or furnishing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder of such Notes upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee, in its sole discretion, and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders of Notes available on our website).

Governing Law

The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that in case an Event of Default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

U. S. Bank National Association is the Trustee under the Indenture.